Exhibit 99.1

7550 Wisconsin Avenue, 10th Floor, Bethesda, MD 20814
PH 301.941.1500, FX 301.941.1553
www.lasallehotels.com

News Release

LASALLE HOTEL PROPERTIES REPORTS FIRST QUARTER 2015 RESULTS
Reports Adjusted EBITDA growth of 27.4% and Adjusted FFO per share growth of 25.0%
Expands Hotel EBITDA Margin by 245 basis points

BETHESDA, MD, April 22, 2015 -- LaSalle Hotel Properties (NYSE: LHO) today announced results for the quarter ended March 31, 2015. The Company’s results include the following:

	First Quarter
	2015	2014	% Var.
	($'s in millions except per share/unit data)

RevPAR	$159.96	$151.70	5.4%
EBITDA Margin	25.2%	22.7%
EBITDA Margin Growth	245 bps

Total Revenue	$250.8	$218.9	14.6%
EBITDA(1)	$54.4	$43.0	26.5%
Adjusted EBITDA(1)	$57.2	$44.9	27.4%
FFO(1)	$42.5	$28.8	47.6%
Adjusted FFO(1)	$45.3	$33.2	36.4%
FFO per diluted share/unit(1)	$0.38	$0.28	35.7%
Adjusted FFO per diluted share/unit(1)	$0.40	$0.32	25.0%
Net loss attributable to common shareholders	$(0.3)	$(9.0)
Net loss attributable to common shareholders per diluted share	$0.00	$(0.09)

(1) See tables later in press release, which list adjustments that reconcile net loss to earnings before interest, taxes, depreciation and amortization ("EBITDA"), adjusted EBITDA, funds from operations ("FFO"), FFO per share/unit, adjusted FFO, adjusted FFO per share/unit and hotel EBITDA. EBITDA, adjusted EBITDA, FFO, FFO per share/unit, adjusted FFO, adjusted FFO per share/unit and hotel EBITDA are non-GAAP financial measures. See further discussion of these non-GAAP measures and reconciliations to net loss later in this press release.

First Quarter Results and Activities

▪
RevPAR: Room revenue per available room (“RevPAR”) for the quarter ended March 31, 2015 increased 5.4 percent to $159.96, as a result of a 4.6 percent increase in average daily rate (“ADR”) to $216.30 and a 0.8 percent improvement in occupancy to 74.0 percent.

▪	Hotel EBITDA Margin: The Company’s hotel EBITDA margin for the first quarter increased 245 basis points from the comparable prior year period to 25.2 percent, a first quarter record for the Company.

▪	Adjusted EBITDA: The Company’s adjusted EBITDA was $57.2 million, an increase of 27.4 percent over the first quarter of 2014.

▪
Adjusted FFO: The Company generated first quarter adjusted FFO of $45.3 million, or $0.40 per diluted share/unit, compared to $33.2 million, or $0.32 per diluted share/unit, for the comparable prior year period, a per share/unit increase of 25.0 percent.

▪	Hotel Acquisitions: The Company invested $446.3 million to acquire two assets during the first quarter, including the following:

- Park Central San Francisco in San Francisco, CA for $350.0 million on January 23; and - The Marker Waterfront Resort in Key West, FL for $96.3 million on March 16.

▪	Capital Markets: The Company did not sell any shares under its ATM program during the first quarter or to date in the second quarter of 2015.

▪
Capital Investments: The Company invested $26.8 million of capital in its hotels. The Company completed renovations at Sofitel Washington, DC, The Grafton on Sunset in West Hollywood, Hilton San Diego Gaslamp Quarter, Villa Florence in San Francisco, Hyatt Boston Harbor, Westin Philadelphia and most of the first phase of the rooms renovation at Westin Michigan Avenue. During the quarter, the Company created 18 new rooms, including 14 rooms in San Francisco and four rooms in San Diego, which is a significant value enhancement to those hotels. The average development cost per room was approximately $200,000, which is a considerable discount to replacement cost, particularly in high barrier to entry West Coast markets.

The Marker Waterfront Resort

The Company acquired The Marker Waterfront Resort in Key West, Florida for $96.3 million on March 16. The Company funded the acquisition with borrowings from its senior unsecured credit facility.

          The Marker, which opened in December 2014, is a 96-room resort ideally located on the end of the Historic Seaport in the Old Town neighborhood. The Historic Seaport is the main location for sunset cruises and fishing trips in Key West. The Marker is only three blocks from Duval Street, which is home to numerous shopping and dining destinations, museums, and theaters.

“We are thrilled to add The Marker to our portfolio of hotels,” said Michael D. Barnello, President and Chief Executive Officer of LaSalle Hotel Properties. “We believe the resort’s excellent location, high quality amenities and brand new construction will make it a popular destination for travelers to Key West. With very limited new supply available in Key West and consistently strong demand, we are excited about the outlook of our properties in this market.”

The Marker was purchased fee simple. The asset will be managed by Highgate Hotels, which also manages the Southernmost Hotel Collection in Key West on behalf of the Company.
Second Quarter 2015 Common Dividend

The Company’s Board of Trustees approved a 20 percent increase to the quarterly common dividend in the second quarter 2015 to $0.45 per diluted share, an annualized rate of $1.80 per diluted share.

“First quarter performance exceeded our expectations,” said Barnello. “RevPAR, adjusted EBITDA and adjusted FFO per share/unit each were above the high end of our outlook range. Overall, the operating environment remains favorable. Industry demand growth has been robust and fundamentals remain strong.”

“We are very pleased with the Board’s decision to increase the dividend by 20 percent in the second quarter. The increase reflects the strong growth our portfolio has delivered throughout the cycle. The dividend represents a 4.8 percent yield on our stock price as of yesterday’s close.”

Balance Sheet

As of March 31, 2015, the Company had total outstanding debt of $1.4 billion, including $342.0 million outstanding on its senior unsecured credit facility. Total net debt to trailing 12 month Corporate EBITDA (as defined in the Company’s senior unsecured credit facility) was 3.6 times as of March 31, 2015 and its fixed charge coverage ratio was 4.4 times. For the first quarter, the Company’s weighted average interest rate was 3.7 percent. As of March 31, 2015, the Company had $17.4 million of cash and cash equivalents on its balance sheet and capacity of $430.4 million available on its credit facilities.

2015 Outlook

The Company is increasing its 2015 outlook to include its performance during the first quarter, updated margin expectations for the balance of the year and the acquisition of The Marker. The acquisition of The Marker has the impact of increasing full year adjusted EBITDA outlook by approximately $4.0 million, of which $0.3 million was recorded during the first quarter. The outlook is based on the current economic environment and assumes no additional acquisitions or dispositions. The Company’s RevPAR growth and financial expectations for 2015 are as follows:

	Previous Outlook		Current Outlook
	Low-end	High-end	Low-end	High-end
	($'s in millions except per share/unit data)		($'s in millions except per share/unit data)

RevPAR growth	4.5%	6.5%	4.5%	6.5%
Hotel EBITDA Margin Change	50 bps	150 bps	125 bps	175 bps

Adjusted EBITDA	$377.0	$395.0	$391.0	$405.0
Adjusted FFO	$304.0	$322.5	$316.0	$330.0
Adjusted FFO per diluted share/unit	$2.67	$2.84	$2.78	$2.90

Second Quarter 2015 Outlook

The Company expects second quarter RevPAR to increase 4.5 percent to 5.5 percent. The Company expects its portfolio to generate adjusted EBITDA of $122.0 million to $125.0 million and adjusted FFO per share/unit of $0.86 to $0.89.

Earnings Call

The Company will conduct its quarterly conference call on Thursday, April 23, 2015 at 10:00 AM eastern time. To participate in the conference call, please dial (888) 352-6793. Additionally, a live webcast of the conference call will be available through the Company’s website. To access, log on to http://www.lasallehotels.com. A replay of the conference call will be archived and available online through the Investor Relations section of http://www.lasallehotels.com.

LaSalle Hotel Properties is a leading multi-operator real estate investment trust. The Company owns 47 hotels. The properties are upscale, full-service hotels, totaling more than 12,000 guest rooms in 14 markets in 10 states and the District of Columbia. The Company focuses on owning, redeveloping and repositioning upscale, full-service hotels located in urban, resort and convention markets. LaSalle Hotel Properties seeks to grow through strategic relationships with premier lodging companies, including Westin Hotels and Resorts, Hilton Hotels Corporation, Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, Benchmark Hospitality, White Lodging Services Corporation, Commune Hotels and Resorts, Davidson Hotel Company, Denihan Hospitality Group, the Kimpton Hotel & Restaurant Group, LLC, Accor, Destination Hotels & Resorts, HEI Hotels & Resorts, JRK Hotel Group, Inc., Viceroy Hotel Group, Highgate Hotels and Access Hotels & Resorts.

This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company's future plans, strategies and expectations, are generally identifiable by use of the words “will,” "believe," "expect," "intend," "anticipate," "estimate," "project" or similar expressions. Forward-looking statements in this press release include, among others, statements about the outlook for RevPAR, adjusted FFO, adjusted EBITDA and derivations thereof. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company's control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, (i) the Company’s dependence on third-party managers of its hotels, including its inability to implement strategic business decisions directly, (ii) risks associated with the hotel industry, including competition, increases in wages, energy costs and other operating costs, actual or threatened terrorist attacks, downturns in general and local economic conditions and cancellation of or delays in the completion of anticipated demand generators, (iii) the availability and terms of financing and capital and the general volatility of securities markets, (iv) risks associated with the real estate industry, including environmental contamination and costs of complying with the Americans with Disabilities Act and similar laws, (v) interest rate increases, (vi) the possible failure of the Company to qualify as a REIT and the risk of changes in laws affecting REITs, (vii) the possibility of uninsured losses, (viii) risks associated with redevelopment and repositioning projects, including delays and cost overruns and (ix) the risk factors discussed in the Company’s Annual Report on Form 10-K as updated in its Quarterly Reports. Accordingly, there is no assurance that the Company's expectations will be realized. Except as otherwise required by the federal securities laws, the Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

# # #
Additional Contact:
Bruce A. Riggins - 301/941-1500
For additional information or to receive press releases via e-mail, please visit our website at www.lasallehotels.com.

LASALLE HOTEL PROPERTIES
Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except share data)
(unaudited)

	For the three months ended
	March 31,
	2015	2014
Revenues:
Hotel operating revenues:
Room	$170,591	$147,967
Food and beverage	60,915	54,115
Other operating department	18,017	15,025
Total hotel operating revenues	249,523	217,107
Other income	1,280	1,757
Total revenues	250,803	218,864
Expenses:
Hotel operating expenses:
Room	48,721	43,684
Food and beverage	45,118	41,700
Other direct	3,920	5,181
Other indirect	70,002	60,423
Total hotel operating expenses	167,761	150,988
Depreciation and amortization	42,878	37,760
Real estate taxes, personal property taxes and insurance	15,934	14,954
Ground rent	3,662	2,933
General and administrative	6,267	5,492
Acquisition transaction costs	447	107
Other expenses	2,345	3,207
Total operating expenses	239,294	215,441
Operating income	11,509	3,423
Interest income	6	1,789
Interest expense	(13,645)	(13,988)
Loss from extinguishment of debt	0	(2,487)
Loss before income tax benefit	(2,130)	(11,263)
Income tax benefit	4,868	6,392
Net income (loss)	2,738	(4,871)
Noncontrolling interests of common units in Operating Partnership	(15)	6
Net income (loss) attributable to the Company	2,723	(4,865)
Distributions to preferred shareholders	(3,042)	(4,107)
Net loss attributable to common shareholders	$(319)	$(8,972)

LASALLE HOTEL PROPERTIES
Consolidated Statements of Operations and Comprehensive Loss - Continued
(in thousands, except share data)
(unaudited)

	For the three months ended
	March 31,
	2015	2014
Earnings per Common Share - Basic:
Net loss attributable to common shareholders excluding amounts attributable to unvested restricted shares	$0.00	$(0.09)
Earnings per Common Share - Diluted:
Net loss attributable to common shareholders excluding amounts attributable to unvested restricted shares	$0.00	$(0.09)
Weighted average number of common shares outstanding:
Basic	112,647,715	103,691,657
Diluted	112,647,715	103,691,657

Comprehensive Loss:
Net income (loss)	$2,738	$(4,871)
Other comprehensive loss:
Unrealized (loss) gain on interest rate derivative instruments	(4,398)	111
Reclassification adjustment for amounts recognized in net income (loss)	1,070	(1,083)
	(590)	(5,843)
Noncontrolling interests of common units in Operating Partnership	(6)	9
Comprehensive loss attributable to the Company	$(596)	$(5,834)

LASALLE HOTEL PROPERTIES
FFO and EBITDA
(in thousands, except share/unit data)
(unaudited)

	For the three months ended
	March 31,
	2015	2014
Net loss attributable to common shareholders	$(319)	$(8,972)
Depreciation	42,752	37,658
Amortization of deferred lease costs	75	87
Noncontrolling interests of common units in Operating Partnership	15	(6)
FFO	$42,523	$28,767
Pre-opening, management transition and severance expenses	1,847	2,495
Acquisition transaction costs	447	107
Loss from extinguishment of debt	0	2,487
Non-cash ground rent	493	324
Mezzanine loan discount amortization	0	(986)
Adjusted FFO	$45,310	$33,194
Weighted average number of common shares and units outstanding:
Basic	112,944,015	103,987,957
Diluted	113,349,541	104,298,342
FFO per diluted share/unit	$0.38	$0.28
Adjusted FFO per diluted share/unit	$0.40	$0.32

	For the three months ended
	March 31,
	2015	2014
Net loss attributable to common shareholders	$(319)	$(8,972)
Interest expense	13,645	13,988
Loss from extinguishment of debt	0	2,487
Income tax benefit	(4,868)	(6,392)
Depreciation and amortization	42,878	37,760
Noncontrolling interests of common units in Operating Partnership	15	(6)
Distributions to preferred shareholders	3,042	4,107
EBITDA	$54,393	$42,972
Pre-opening, management transition and severance expenses	1,847	2,495
Acquisition transaction costs	447	107
Non-cash ground rent	493	324
Mezzanine loan discount amortization	0	(986)
Adjusted EBITDA	$57,180	$44,912
Corporate expense	6,986	7,491
Interest and other income	(1,286)	(3,334)
Hotel level adjustments, net	(665)	4,216
Hotel EBITDA	$62,215	$53,285
With respect to Hotel EBITDA, the Company believes that excluding the effect of corporate-level expenses, non-cash items, and the portion of these items related to unconsolidated entities provides a more complete understanding of the operating results over which individual hotels and operators have direct control. We believe property-level results provide investors with supplemental information on the ongoing operational performance of our hotels and effectiveness of the third-party management companies operating our business on a property-level basis.
Hotel EBITDA includes all properties owned as of March 31, 2015 for the Company's period of ownership in 2015 and the comparable period in 2014, except for The Marker.

LASALLE HOTEL PROPERTIES
Hotel Operational Data
Schedule of Property Level Results
(in thousands)
(unaudited)

	For the three months ended
	March 31,
	2015	2014
Revenues:
Room	$168,880	$160,074
Food and beverage	60,617	58,088
Other	17,475	16,156
Total hotel revenues	246,972	234,318

Expenses:
Room	48,289	47,858
Food and beverage	44,794	45,531
Other direct	3,878	5,576
General and administrative	23,642	21,210
Sales and marketing	19,592	18,050
Management fees	7,266	6,820
Property operations and maintenance	9,535	9,405
Energy and utilities	7,730	7,419
Property taxes	13,977	13,467
Other fixed expenses	6,054	5,697
Total hotel expenses	184,757	181,033

Hotel EBITDA	$62,215	$53,285

Hotel EBITDA Margin	25.2%	22.7%
Note:
This schedule includes the operating data for the three months ended March 31, 2015 for all properties owned by the Company as of March 31, 2015. Vitale, Heathman and Park Central San Francisco are shown in 2014 for their comparative period of ownership in 2015. Park Central San Francisco excludes January 2015 ownership and the comparative period of January 2014. Hilton Alexandria Old Town and Hotel Viking ownership excluded in 2014. The Marker 2015 ownership excluded.

LASALLE HOTEL PROPERTIES
Statistical Data for the Hotels
(unaudited)

	For the three months ended
	March 31,
	2015	2014
Total Portfolio
Occupancy	74.0%	73.4%
Increase	0.8%
ADR	$216.30	$206.75
Increase	4.6%
RevPAR	$159.96	$151.70
Increase	5.4%

Note:
This schedule includes operating data for all properties owned as of March 31, 2015 for the Company's period of ownership in 2015 and the comparable period in 2014. The Marker 2015 ownership is excluded.

LASALLE HOTEL PROPERTIES
Statistical Data for the Hotels - Continued
(unaudited)

Prior Year Operating Data (Entire Portfolio) - 2014 Comparable

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2014	2014	2014	2014	2014
Occupancy	73%	87%	88%	78%	82%
ADR	$206.75	$241.90	$245.08	$235.70	$233.60
RevPAR	$151.70	$211.14	$216.00	$184.52	$191.22

Hotel Revenues	$234.3	$325.5	$326.7	$289.0	$1,175.5
Hotel EBITDA	$53.3	$117.4	$119.0	$90.4	$380.1
Hotel EBITDA Margin	22.7%	36.1%	36.4%	31.3%	32.3%

Note:
This schedule above includes operating data for all properties owned as of December 31, 2014 and February-December 2014 for the Park Central San Francisco acquisition. Reconciliations of the Company’s net income (loss) to hotel EBITDA and hotel EBITDA margin are generally included in the Company’s earnings releases for each period, which are available through the Company’s website.

Non-GAAP Financial Measures
FFO, EBITDA and Hotel EBITDA
The Company considers the non-GAAP measures of FFO (including FFO per share/unit), EBITDA and hotel EBITDA to be key supplemental measures of the Company's performance and should be considered along with, but not as alternatives to, net income or loss as a measure of the Company's operating performance. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most real estate industry investors consider FFO, EBITDA and hotel EBITDA to be helpful in evaluating a real estate company's operations.

The White Paper on FFO approved by NAREIT in April 2002, as revised in 2011, defines FFO as net income or loss (computed in accordance with GAAP), excluding gains or losses from sales of properties and items classified by GAAP as extraordinary, plus real estate-related depreciation and amortization and impairment writedowns, and after comparable adjustments for the Company's portion of these items related to unconsolidated entities and joint ventures. The Company computes FFO consistent with standards established by NAREIT, which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than the Company.
With respect to FFO, the Company believes that excluding the effect of extraordinary items, real estate-related depreciation and amortization and impairments, and the portion of these items related to unconsolidated entities, all of which are based on historical cost accounting and which may be of limited significance in evaluating current performance, can facilitate comparisons of operating performance between periods and between REITs, even though FFO does not represent an amount that accrues directly to common shareholders. However, FFO may not be helpful when comparing the Company to non-REITs.
With respect to EBITDA, the Company believes that excluding the effect of non-operating expenses and non-cash charges, and the portion of these items related to unconsolidated entities, all of which are also based on historical cost accounting and may be of limited significance in evaluating current performance, can help eliminate the accounting effects of depreciation and amortization, and financing decisions and facilitate comparisons of core operating profitability between periods and between REITs, even though EBITDA also does not represent an amount that accrues directly to common shareholders.
With respect to hotel EBITDA, the Company believes that excluding the effect of corporate-level expenses, non-cash items, and the portion of these items related to unconsolidated entities, provides a more complete understanding of the operating results over which individual hotels and operators have direct control. We believe property-level results provide investors with supplemental information on the ongoing operational performance of our hotels and effectiveness of the third-party management companies operating our business on a property-level basis.
FFO, EBITDA and hotel EBITDA do not represent cash generated from operating activities as determined by GAAP and should not be considered as alternatives to net income or loss, cash flows from operations or any other operating performance measure prescribed by GAAP. FFO, EBITDA and hotel EBITDA are not measures of the Company's liquidity, nor are FFO, EBITDA and hotel EBITDA indicative of funds available to fund the Company's cash needs, including its ability to make cash distributions. These measurements do not reflect cash expenditures for long-term assets and other items that have been and will be incurred. FFO, EBITDA and hotel EBITDA may include funds that may not be available for management's discretionary use due to functional requirements to conserve funds for capital expenditures, property acquisitions, and other commitments and uncertainties. To compensate for this, management considers the impact of these excluded items to the extent they are material to operating decisions or the evaluation of the Company's operating performance.
Adjusted FFO and Adjusted EBITDA
The Company presents adjusted FFO (including adjusted FFO per share/unit) and adjusted EBITDA, which adjusts for certain additional items including gains on sale of property and impairment losses (to the extent included in EBITDA), acquisition transaction costs, costs associated with the departure of executive officers, costs associated with the recognition of issuance costs related to the calling of preferred shares and certain other items. The Company excludes these items as it believes it allows for meaningful comparisons with other REITs and between periods and is more indicative of the ongoing performance of its assets. As with FFO, EBITDA, and hotel EBITDA, the Company’s calculation of adjusted FFO and adjusted EBITDA may be different from similar adjusted measures calculated by other REITs.